EXHIBIT 99.1

PRESS RELEASE

3975 East Bayshore Road
Palo Alto, CA 94303
Phone:	(650) 962-9111
Fax:	(650) 967-8713
www.southwall.com

Contacts:
Thomas G. Hood, President and CEO
thood@southwall.com
Michael E. Seifert, Sr. Vice President and CFO
mseifert@southwall.com

For Immediate Release

Southwall Announces Third-Quarter 2003 Results

Selected Highlights

•                  Third-quarter net revenues of $11.9 million, compared with $16.3 million for third-quarter 2002.

•                  Preliminary third-quarter net loss, subject to subsequent adjustment for the impairment charge discussed below, of $3.4 million, or loss of $0.27 per diluted share, compared with net income of $0.1 million, or $0.01 per diluted share, for third-quarter 2002.

•                  Expected impairment charge related to U.S. production facilities, with potential impact on third-quarter results, to be finalized and reported in Form 10-Q filing in mid-November.

•                  Management plans to reduce spending and raise cash immediately, and to downsize U.S. production facilities in fourth-quarter.

•                  Realization of initial orders for new generation of products for LCD market.  Product development activities now clearly focused on LCD and PDP display market opportunities.

PALO ALTO, Calif.—October 21, 2003—Southwall Technologies Inc. (Nasdaq:  SWTX), a global developer, manufacturer and marketer of thin-film coatings for the automotive glass, electronic display and architectural markets, today reported its preliminary financial results for the third quarter ended September 28, 2003.

Net revenues were $11.9 million, compared with $16.3 million for the same quarter a year ago and with $15.3 million for the second quarter of 2003. The company attributed the sequential decline to lower than expected sales across the automotive, electronic display and architectural segments of its business.

Southwall’s preliminary third quarter net loss was $3.4 million, or a loss of $0.27 per share, compared with net income of $0.1 million, or $0.01 per share, for the same quarter a year ago and with a net loss of $1.7 million, or a loss of $0.14 per share, for the second quarter of 2003.  Southwall is in the early stages of an evaluation of its long-lived assets for impairment.  The company expects to complete this evaluation prior to the filing of its Quarterly Report on Form 10-Q in mid-November.  If an impairment adjustment is required, Southwall expects to revise the third-quarter results reported in this press release to include a non-cash charge for an impairment of value related principally to its U.S. production facilities.  Consequently, Southwall’s final net loss and net loss per share for the third quarter may be significantly higher than the preliminary results announced today.

“In addition to the anticipated non-cash impairment charge, we expect our downsizing actions to result in restructuring charges for severance, facilities and additional impairment to be recorded in the fourth quarter of 2003,” said Michael E. Seifert, senior vice president and chief financial officer.  “We currently believe that the combination of the impairment charge in the third quarter and the restructuring and additional impairment charges in the fourth quarter could exceed $20 million.”

Southwall’s balance sheet at September 28, 2003 included cash and cash equivalents of $0.6 million, compared with $2.0 million at December 31, 2002 and with $2.4 million at June 29, 2003.  “Given our present cash burn rate and available cash resources, we recognize the urgent need to immediately reduce spending and obtain additional cash.  During the next few weeks, we intend to downsize our U.S. production facilities (Palo Alto and Tempe), lower overall employee headcount, and raise additional financing for Southwall,” said Thomas G. Hood, president and chief executive officer for Southwall.  “We have been working very closely with the investment community to raise additional financing for Southwall in the form of debt and/or equity.  With the support of investment advisors, we are also pursuing strategic investors as sources of capital to fund the pursuit of targeted new business opportunities,” added Mr. Hood.

Southwall’s third-quarter sales of automotive products were $5.8 million, compared with $7.0 million for the third quarter of 2002 and with $6.6 million for the second quarter of 2003.  The sequential decline was due primarily to seasonality in Europe.  Sales of electronic display products were $3.3 million, compared with $5.0 million for the same quarter of 2002 and with $6.1 million for the second quarter of 2003.  This trend resulted principally from a continued decrease in shipments of anti-reflective films deployed in cathode ray tube (CRT) monitors.  This decrease was partially offset by increased sales of electronic and infrared shielding films for the plasma display panel (PDP) and liquid crystal display (LCD) segments.  Sales of architectural products were $2.8 million, compared with $4.3 million for the third quarter of 2002 and with $2.6 million for the second quarter of 2003.

“While we met our expectations for the third quarter, the outlook for the fourth quarter and the near-term has changed significantly from our previously stated expectations,” Hood continued.  “We now anticipate revenue levels at or below $11-12 million for each of the next two to three quarters, with fourth-quarter 2003 net revenues being relatively flat on a sequential basis.  As a result, our current estimates for full-year 2003 net revenues range from $52 million to $54 million, lower than our previously stated estimates.  We are reassessing our business model and taking the necessary actions in an attempt to achieve cash break-even by no later than the end of the first quarter of 2004.  At the same time, we have not lost sight of and will continue to focus on the core strength of the company, which is the delivery of innovative optical thin film technology solutions for growing markets.  We intend to preserve this capability and apply it to targeted market opportunities.  We remain convinced that our recent bolstering of the sales and marketing organizations will help bring the company closer to our customers and to spur future revenue growth.”

“In addition to actively servicing the existing automotive and architectural markets, we are sharpening the company’s focus on the development of new products for the dramatically expanding LCD and PDP display markets, which are forecasted to grow 70% annually by industry sources,” Hood added.   “We believe that Southwall is one of the few U.S.-based companies that is well-positioned to take advantage of the growth opportunity in succeeding generations of advanced display technology.   We have recently been successful in capturing initial orders for a new generation of products for LCD applications.  Southwall also continues to work closely with Mitsui Chemicals toward a low-cost product solution for consumer PDP televisions, which would complement our existing products that serve the commercial PDP market.  Together, these two markets fit well with our technology portfolio and represent our most important future growth opportunities.”

Third-Quarter Results Teleconference

Southwall management plans to hold a teleconference on third quarter 2003 results at 2:00 p.m. PT / 5:00 p.m. ET today. This call will be open to all investors at (877) 481-7179 for U.S. callers and at (706) 634-0663 for international callers, using access code number 3243560.  A live webcast will be accessible on the Investor Relations page of the Southwall website at www.southwall.com.  In addition, both phone and webcast replays will be available for approximately one week after the teleconference.  The phone replay will be accessible at either (800) 642-1687 or (706) 645-9291, code number 3243560.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin-film coatings that selectively absorb, reflect or transmit light.  Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs.  Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin-film coatings to over 25 countries around the world.  Southwall’s customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain SEKURIT, and Volvo.

This press release may contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, statements regarding the company’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the company’s supply agreement with Mitsui Chemicals will not begin to generate sales in the fourth quarter, that shipments to Mitsui and other customers will be materially less than anticipated, that the company will not achieve cash break-even by the end of March 2004 or at all, that the company’s expected quarterly and full-year net revenues and net loss for 2003 will be materially worse than those estimated above, that the company will not reduce its cost structure or operating expenses during 2003 or that they will increase, that there will be no growth in the electronic display portion of our business in 2004, that the amount of the above-mentioned impairment and restructuring charges may be significantly different than $20 million, and that the company will not be able to secure additional financing from financial institutions, strategic investors or others, as well as risks associated with its failure to meet covenants under credit facilities, and strains on the company’s liquidity.  Further risks are detailed in the company’s filings with the Securities and Exchange Commission, including those set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003, as amended by an Annual Report on Form 10-K/A filed on April 9, 2003, and its Quarterly Report on Form 10-Q for the quarters ended March 30, 2003, and June 29, 2003, which were filed on May 14, 2003, and August 14, 2003, respectively.

- Financial Statements Attached -

SOUTHWALL TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Net revenues	$11,902	$16,290	$42,451	$55,235

Cost of sales	10,238	11,682	34,826	37,061

Gross profit	1,664	4,608	7,625	18,174

Operating expenses
Research and development	1,592	1,888	4,777	5,725
Selling, general and administrative	2,896	2,385	8,707	9,127
Total operating expenses	4,488	4,273	13,484	14,852

Income (loss) from operations	(2,824)	335	(5,859)	3,322

Interest expense, net	(325)	(413)	(834)	(1,405)

Other income (expense), net	(155)	215	208	682

Income (loss) before provision for income taxes	(3,304)	137	(6,485)	2,599

Provision for income taxes	97	12	288	(101)

Net income (loss)	$(3,401)	$125	$(6,773)	$2,700

Net income (loss) per share:
Basic	$(0.27)	$0.01	$(0.54)	$0.28
Diluted	$(0.27)	$0.01	$(0.54)	$0.26

Weighted average shares of common stock and dilutive potential common stock:
Basic	12,532	12,094	12,530	9,712
Diluted	12,532	12,169	12,530	10,338

SOUTHWALL TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per-share data)

(Unaudited)

	September 28, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$590	$1,998
Restricted cash	542	531
Accounts receivable, net of allowance for bad debts of $722 and $552 at September 28, 2003 and December 31, 2002, respectively	7,541	8,995
Inventories, net	6,410	8,537
Other current assets	2,815	4,310
Total current assets	17,898	24,371

Property, plant and equipment, net	48,173	50,251
Restricted loan proceeds	963	885
Other assets	982	1,075
Total assets	$68,016	$76,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion term debt	$6,096	$7,499
Line of credit	3,119	—
Accounts payable	4,783	9,244
Accrued compensation	1,321	1,254
Other accrued liabilities	6,624	5,886
Total current liabilities	21,943	23,883

Term debt	9,171	9,253
Government grants advanced	596	604
Other	1,458	2,368
Total liabilities	33,168	36,108

Stockholders’ equity:
Common stock, $0.001 par value, 20,000 shares authorized; issued and outstanding 12,542 and 12,527 at September 28, 2003 and December 31, 2002	13	12
Capital in excess of par value	69,708	69,658
Notes receivable and accrued interest	—	(126)
Other comprehensive income
Translation gain on subsidiary	2,002	1,032
Accumulated deficit	(36,875)	(30,102)
Total stockholders’ equity	34,848	40,474
Total liabilities and stockholders’ equity	$68,016	$76,582

SOUTHWALL TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	September 28, 2003	September 29, 2002

Cash flows used in operating activities:
Net income (loss)	$(3,401)	$125
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,617	1,490
Interest on employee notes receivable	—	(2)
Change in assets and liabilities:
Accounts receivable, net	(133)	(1,067)
Inventories, net	(186)	71
Other current and non-current assets	582	220
Accounts payable, and accrued liabilities	(1,253)	(1,256)

Cash used in operating activities	(2,774)	(419)

Cash flows used in investing activities:
Restricted cash	—	91
Expenditures for property, plant and equipment and other assets	(214)	(4,351)

Net cash used in investing activities	(214)	(4,260)

Cash flows provided by financing activities:
Proceeds from grants and investment allowances	1,495	—
Principal payments on borrowings	(289)	(648)
Borrowings (payments) on line of credit	116	(3,386)
Proceeds from sale of stock, net	—	15,128
Proceeds from stock options and employee stock purchases plan exercises	—	85
Net cash provided by financing activities	1,322	11,179

Effect of foreign exchange rate changes on cash	(147)	1,600

Net increase (decrease) in cash and cash equivalents	(1,813)	8,100

Cash and cash equivalents, beginning of period	2,403	1,561

Cash and cash equivalents, end of period	$590	$9,661